As filed with the Securities and Exchange Commission on June 14, 2002

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

ARIAD PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3106987 (I.R.S. Employer Identification No.)

26 Landsdowne Street
Cambridge, Massachusetts 02139
(617) 494-0400
(Address of Principal Executive Offices)

THE ARIAD PHARMACEUTICALS, INC.
2001 STOCK PLAN, AS AMENDED

Harvey J. Berger, M.D.
President and Chief Executive Officer
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
(617) 494-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price(2)	registration fee

Common Stock, $.001 par value	1,600,000	$3.88	$6,208,000	$571.14

(1)	The number of shares of common stock, par value $.001 per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered which may be sold upon the exercise of options which may hereafter be granted under The ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act based on the average of the high and low sale prices per share of the Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) as of a date (June 10, 2002) within 5 business days prior to filing this Registration Statement. None of the shares being registered hereunder are subject to outstanding options.

EXPLANATORY NOTE

     In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. This Registration Statement on Form S-8 hereby registers 1,600,000 additional shares of Common Stock for issuance under the Plan. A Registration Statement on Form S-8 (File No. 333-63706), registering an aggregate of 1,330,000 shares of Common Stock under the Plan, was filed with the Commission on June 22, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

(c)	The Registrant’s Definitive Proxy Statement filed on April 24, 2002;

(d)	The Registrant’s Current Report on Form 8-K filed on April 9, 2002;

(e)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 (File No. 0-21696) filed under the Securities Exchange Act of 1934 on June 25, 1993, including any amendment or report filed for the purpose of updating such description; and

(f)	The description of the Preferred Shares Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-21696) filed under the Securities and Exchange Act of 1934 on June 19, 2000, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm own an aggregate of approximately 11,500 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     The Certificate of Incorporation, as amended, and By-laws of the Registrant provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Registrant to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Registrant arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation, as amended, its By-laws and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     As permitted by the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation, as amended, provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Form of Common Stock Certificate (filed as an exhibit to the Registrant’s Registration Statement on Form 10, file number 000-21696, filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference).

4.2	Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, file number 000-21696, filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference).

4.3	Amendment of Certificate of Incorporation dated April 8, 1994 (filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference).

4.4	Amendment of Certificate of Incorporation dated October 4, 1994 (filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference).

4.5	Restated By-laws, as amended (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3, file number 333-38664, filed with the Securities and Exchange Commission on June 23, 2000 and incorporated herein by reference).

4.6	Rights Agreement, dated as of June 8, 2000, between the Registrant and State Street Bank and Trust Company, which includes the Form of Certificate of Designations in respect of the Series A Preferred Stock, as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, file number 000-21696, filed with the Securities and Exchange Commission on June 19, 2000 and incorporated herein by reference).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1)

24.1	Power of Attorney (included on signature page).

99.1	ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on June 14, 2002.

ARIAD PHARMACEUTICALS, INC.

By: /s/ Harvey J. Berger ———————————————————— Harvey J. Berger, M.D. President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Harvey J. Berger and Edward M. Fitzgerald, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of ARIAD Pharmaceuticals, Inc., or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger Harvey J. Berger, M.D.	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	June 14, 2002

/s/ Edward M. Fitzgerald Edward M. Fitzgerald	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 14, 2002

/s/ Jay R. LaMarche Jay R. LaMarche	Director	June 14, 2002

/s/ Sandford D. Smith Sandford D. Smith	Director	June 14, 2002

/s/ Vaughn D. Bryson Vaughn D. Bryson	Director	June 14, 2002

/s/ Raymond S. Troubh Raymond S. Troubh	Director	June 14, 2002

/s/ John M. Deutch John M. Deutch, Ph.D.	Director	June 14, 2002

/s/ Ralph Snyderman Ralph Snyderman, M.D.	Director	June 14, 2002

ARIAD PHARMACEUTICALS, INC.

INDEX TO EXHIBITS FILED WITH
FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Common Stock Certificate (filed as an exhibit to the Registrant’s Registration Statement on Form 10, file number 000-21696, filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference).

4.2	Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, file number 000-21696, filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference).

4.3	Amendment of Certificate of Incorporation dated April 8, 1994 (filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference).

4.4	Amendment of Certificate of Incorporation dated October 4, 1994 (filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference).

4.5	Restated By-laws, as amended (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3, file number 333-38664, filed with the Securities and Exchange Commission on June 23, 2000 and incorporated herein by reference).

4.6	Rights Agreement, dated as of June 8, 2000, between the Registrant and State Street Bank and Trust Company, which includes the Form of Certificate of Designations in respect of the Series A Preferred Stock, as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, file number 000-21696, filed with the Securities and Exchange Commission on June 19, 2000 and incorporated herein by reference).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1)

24.1	Power of Attorney (included on signature page).

99.1	ARIAD Pharmaceuticals, Inc. 2001 Stock Plan, as amended.